Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:

Cary Grossman

Chief Financial Officer

713- 827-2104

cgrossman@gentium.it

Investor Relations Contacts:

U.S.

Lippert/Heilshorn & Assoc.

Kim Sutton Golodetz

Kgolodetz@lhai.com

Anne Marie Fields

afields@lhai.com

212-838-3777

Italy:

Burson-Marsteller

Luca Ricci Maccarini

luca_maccarini@it.bm.com

+39 02.721431

Gentium Completes $10.9 Million Private Placement

VILLA GUARDIA (COMO), Italy, Oct 17, 2005 (BUSINESS WIRE) — Gentium S.p.A. (AMEX:GNT) (the “Company”) announced today that it has completed its previously announced $10.9 million private placement of 1,551,125 of its American Depository Shares (ADSs) at a price of $7.05 per ADS. Subject to shareholder approval, investors in the financing will also receive warrants to purchase 620,452 ADSs at an exercise price of $9.69 per ADS. The purchase price is subject to reduction of 20% if the Company’s shareholders do not approve the issuance of the warrants within 180 days. Funds managed by Great Point Partners, LLC were the lead investors in the transaction. Rodman & Renshaw LLC acted as the lead placement agent for the offering, and Maxim Group LLC and I-Bankers Securities Incorporated were co-placement agents.

The net proceeds from the offering will be used to fund additional costs relating to the Company’s upcoming Phase III trial of Defibrotide to treat Severe VOD, the Company’s portion of the costs related to the recently announced Phase I/II trial of Defibrotide to treat Multiple Myeloma, the continued development of the Company’s other product candidates, and for general corporate purposes.

The ADSs sold in the private placement and the shares issuable upon exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The shares were offered and sold only to qualified institutional buyers and a limited number of accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the ADSs issued in the private placement and issuable upon exercise of the warrants.

About VOD

Severe VOD is a potentially life-threatening condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy, radiation, hormone therapy, and bone marrow and stem cell transplants. Based on the Company’s review of more than 200 published papers in the medical literature, it is estimated that approximately 80% of patients with Severe VOD die within 100 days without treatment. There are no currently approved treatments for Severe VOD.

About the Company

Gentium S.p.A. is a biopharmaceutical company located in Villa Guardia (Como) that is focused on the research, discovery, and development of drugs derived from DNA extracted from natural sources, and drugs which are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. FDA to treat veno-occlusive disease (VOD) with multiple organ failure (“Severe VOD”) and Fast Track designation for the treatment of Severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

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